                                                                    EXHIBIT 12.1


                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                    EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    THREE MONTHS ENDED MARCH 31, 2000 AND FIVE YEARS ENDED DECEMBER 31, 1999

                          Three Months
                             Ended
                            March 31                      Years Ended December 31
                            --------    --------------------------------------------------------
millions                      2000        1999        1998        1997       1996         1995
                            -------     -------     -------      -------     -------     -------
Gross Income                $ 105.4     $ 179.0     $  (7.4)     $ 205.3     $ 196.8     $  65.6
Rentals                         3.0        11.1        12.5          8.2         4.2         2.5
                            -------     -------     -------      -------     -------     -------
Earnings                      108.4       190.1         5.1        213.5       201.0        68.1
                            =======     =======     =======      =======     =======     =======

Gross Interest Expense         26.2        96.1        82.4         62.1        56.0        52.5
Rentals                         3.0        11.1        12.5          8.2         4.2         2.5
                            -------     -------     -------      -------     -------     -------
Fixed Charges               $  29.2     $ 107.2     $  94.9      $  70.3     $  60.2     $  55.0
                            =======     =======     =======      =======     =======     =======

Preferred Stock
 Dividends                      4.3        17.1        10.9         --          --          --
                            -------     -------     -------      -------     -------     -------

Combined Fixed Charges
 and Preferred Stock
 Dividends                  $  33.5     $ 124.3     $ 105.8      $  70.3     $  60.2     $  55.0
                            =======     =======     =======      =======     =======     =======

Ratio of Earnings to
 Fixed Charges                 3.71        1.77        0.05         3.04        3.34        1.24
                            =======     =======     =======      =======     =======     =======

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                     3.24        1.53        0.05         3.04        3.34        1.24
                            =======     =======     =======      =======     =======     =======


As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.

                       UNION PACIFIC RESOURCES GROUP INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
    THREE MONTHS ENDED MARCH 31, 2000 AND FIVE YEARS ENDED DECEMBER 31, 1999
                                   (Unaudited)

                            Three Months
                               Ended
                              March 31          Years Ended December 31
                              --------    ----------------------------------------------------------
millions, except ratio         2000          1999       1998          1997       1996        1995
                               --------   --------    --------      --------    --------    --------
Earnings from continuing
  operations before
  income taxes                 $  124.8   $  (51.2)  $(1,488.3)     $  418.9    $  366.1    $  368.3
Add (deduct) distributions
 greater (to extent less)
 than income of
 unconsolidated affiliates          2.2        0.9        (5.8)         (3.8)       (4.2)        2.3

Fixed charges from below           50.6      226.1       262.3          49.0        45.9        17.8

Capitalized interest
 included in fixed charges         --         (0.4)       (0.9)         (2.0)       --          (0.8)
                               --------   --------    --------      --------    --------    --------

Earnings available for
 fixed charges                 $  177.6   $  175.4   $(1,232.7)     $  462.1    $  407.8    $  387.6
                               ========   ========   =========      ========    ========    ========

Fixed Charges:
Interest Expense               $   48.9   $  218.7    $  249.8      $   39.5    $   38.9    $    9.5
Portion of rentals
  representing an interest
  factor                            1.7        7.0        11.6           7.5         7.0         7.5
Interest capitalized               --          0.4         0.9           2.0        --           0.8
                               --------   --------    --------      --------    --------    --------

Total fixed charges            $   50.6   $  226.1    $  262.3      $   49.0    $   45.9    $   17.8
                               ========   ========    ========      ========    ========    ========





Ratio of Earnings to
 Fixed Charges                      3.5        0.8        (4.7)          9.4         8.9        21.8
                               ========   ========    ========      ========    ========    ========


For the year ended December 31, 1999, earnings are insufficient by $50.7 million in order to cover fixed charges.

For the year ended December 31, 1998, earnings are insufficient by $1,495 million in order to cover fixed charges.